Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-3 No. 333-237639) of Gossamer Bio, Inc., and
(2)    Registration Statement (Form S-8 No. 333-229586) pertaining to the 2017 Equity Incentive Plan, 2019 Incentive Award Plan, and 2019 Employee Stock Purchase Plan of Gossamer Bio, Inc.;

of our reports dated February 26, 2021, with respect to the consolidated financial statements of Gossamer Bio, Inc., and the effectiveness of internal control over financial reporting of Gossamer Bio, Inc. included in this Annual Report (Form 10-K) of Gossamer Bio, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

San Diego, California
February 26, 2021